Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 15, 2006 accompanying the consolidated financial statements included in the Annual Report of Stonepath Group, Inc. on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said report in the registration statement and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Seattle, Washington
April 14, 2006